Exhibit 15.2

KPMG LLP Chartered Accountants Yonge Corporate Centre 4100 Yonge St. Suite 200 North York, ON M2P 2H3	Telephone Fax Internet	(416) 228-7000 (416) 228-7123 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Celestica Inc.

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-71126, 333-66726, 333-63112, 333-88210 and 333-113591) and on Form F-3 (No. 333-155390) of Celestica Inc. of our report dated March 22, 2011, with respect to the consolidated balance sheets of Celestica Inc. (and subsidiaries) as at December 31, 2010 and 2009, and the consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010 and our report dated March 22, 2011 with respect to the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 20-F of Celestica Inc.

KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

March 22, 2011

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.